Exhibit (d)(6)

June 23, 2022

Ginger Acquisition, Inc.

c/o Gurnet Point Capital

55 Cambridge Parkway, Suite 401

Cambridge, MA 02142

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of Patient Square Equity Partners, LP, a Delaware limited partnership (the “Investor”), subject to the terms and conditions contained herein, to contribute or cause to be contributed to Ginger Acquisition, Inc., a Delaware corporation (“Parent”), directly or indirectly through one or more equityholders of Investor or otherwise, by way of equity, loans or other instruments or securities, an amount equal to $248,000,000 (such amount, the “PSC Commitment”). Reference is made to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Parent, Ginger Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and Radius Health, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation (such merger and the other transactions contemplated by the Merger Agreement, the “Transaction”). Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement. The PSC Commitment, together with the equity commitment of GPC WH Fund LP (such amount, the “GPC Commitment”)(“GPC” or the “Other Investor”), set forth in its respective equity commitment letters delivered to Parent as of the date of this Agreements (the “Other Equity Commitment Letter”), are collectively referred to as the “Aggregate Commitment.”

1.    Commitments. Subject to the terms and conditions set forth herein, (a) the Investor hereby irrevocably commits that, at or prior to the Closing, it shall contribute or cause to be contributed to Parent (directly or indirectly through one or more equityholders of Investor or otherwise) by way of equity, loans or other instruments or securities, the PSC Commitment, the net proceeds of which, together with the net proceeds of the GPC Commitment and the Debt Financing (including any Alternative Debt Financing that has been obtained in accordance with Section 5.19 of the Merger Agreement), will be used to (i) permit Parent to fund a portion of the Merger Consideration and any other amounts required to be paid by Parent or Merger Sub, as applicable, pursuant to the Merger Agreement and (ii) pay related fees and expenses of the Company, Parent and Merger Sub required to be paid by Parent and Merger Sub, as applicable, pursuant to the Merger Agreement. The Investor shall not, under any circumstances, be obligated to contribute to, purchase equity of, or otherwise provide funds to, Parent or any other Person by operation of this letter agreement in any amount in excess of its portion of the PSC Commitment as set forth on Schedule A hereto. In the event that Parent does not require all of the Aggregate Commitment with respect to which the Investor and the Other Investor have committed pursuant to this letter agreement and the Other Equity Commitment Letter in order to consummate the transactions contemplated by the Merger Agreement, then the amount to be funded by the Investor and/or its permitted assignees with respect to the PSC Commitment shall be proportionately reduced. The Investor shall be entitled to assign a portion of the PSC Commitment to one or more Persons; provided, however, that the amount required to be funded by the Investor with respect to the PSC Commitment will only be reduced by the amount actually contributed by such assignee to Investor.

2.    Conditions. The Investor’s obligation to fund its portion of the Aggregate Commitment shall be subject to (a) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in the Offer Conditions and Section 6.1 of the Merger Agreement (other than those conditions which are to be satisfied by the delivery of documents or the taking of any other action at the Closing by any party, but subject to the satisfaction or waiver of such conditions at the Closing), (b) the substantially contemporaneous funding of the Debt Financing (including any Alternative Debt Financing that has been obtained in accordance with Section 5.19 of the Merger Agreement) in accordance with the terms thereof, (c) the substantially simultaneous funding by the Other Investor of its respective portion of the Aggregate Commitment contemplated by the Other Equity Commitment Letter, and (d) the substantially simultaneous consummation of the Transaction in accordance with the terms of the Merger Agreement.

3.    Limited Guarantee. Concurrently with the execution and delivery of this Agreement, the Investor is executing and delivering to the Company a guarantee related to certain of Parent’s obligations under the Merger Agreement (the “Limited Guarantee”) and the Other Investor is executing a separate guarantee related to certain of Parent’s obligations under the Merger Agreement (the “Other Limited Guarantee”).

4.    Parties in Interest; Third Party Beneficiary. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause any party hereto to enforce, the obligations set forth herein; provided, that the Company is an express third-party beneficiary of this Agreement solely for the purposes of the enforcement rights provided in clause (ii) of Section 5 below and no others. For the avoidance of doubt, other than as set forth in this Section 4 and clause (ii) of Section 5 below, in no event shall the Company or any of the Company’s Affiliates or equityholders, or any Person claiming by, through or on behalf of any of them, be entitled to rely on or enforce the terms of this letter agreement.

5.    Enforceability. This Agreement may only be enforced by (i) Parent and/or (ii) the Company pursuant to an action of specific performance to enforce the obligations of the Investor hereunder, solely to the extent that the requirements for Parent’s obligation to draw down the full proceeds of the Cash Equity in accordance with (and subject to the requirements of) the terms and conditions of Section 8.13(b) of the Merger Agreement are satisfied, and subject to the express terms, conditions and limitations herein and in the Merger Agreement.

6.    No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Investor, the Other Investor and the Company. Together with the Merger Agreement, the Other Equity Commitment Letter, the Limited Guarantee, the Other Limited Guarantee, the CVR Agreement, the Interim Sponsors Agreement and the Confidential Disclosure Agreement entered into as of the date hereof by and among the Investor and the Other Investor, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investor, the Other Investor or any of their respective Affiliates, on the one hand, and Parent or any of its Affiliates (other than the Investor and the Other Investor), on the other hand, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 1 hereof, no transfer or assignment of any rights or obligations hereunder shall be permitted without the consent of the Company. Any transfer in violation of the preceding sentence shall be null and void.

7.    Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

a.    All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any claim or cause or action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

b.    Any Action involving any party to this Agreement arising out of, based upon or in any way relating to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, first to any federal court, or second, to any state court, in each case located in Wilmington, Delaware) (together with the appellate courts thereof, the “Chosen Courts”) and each of the parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Action. Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to

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the laying of venue of any such Action in any Chosen Court, (ii) any claim that any such Action brought in any Chosen Court has been brought in an inconvenient forum and (iii) any claim that any Chosen Court does not have jurisdiction with respect to such Action or over such Person. Each party irrevocably and unconditionally agrees not to commence any Action or other proceeding arising out of this Agreement or any transactions contemplated by this Agreement other than in any Chosen Court, and hereby agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.

c.    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED UPON, UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY ACKNOWLEDGES THAT IT AND EACH OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND PROVISIONS SET FORTH IN THIS SECTION 7.

8.    Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties hereto agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures or other electronic delivery.

9.    Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent solely in connection with the Transaction. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by the Company or Parent, except with the prior written consent of the Investor; provided, that no such written consent is required for any disclosure of the existence or terms of this Agreement (a) to any of the respective officers, directors, employees, partners, members, managers, successor, permitted assigns, agents and representatives (including, without limitation, legal, financial and accounting advisors) of the Company who reasonably need to know such information and are directed to keep such information confidential on the terms contained in this Section 9, (b) in connection with the enforcement of this Agreement, or (c) to the extent required by applicable Law.

10.    Termination. The obligations of the Investor under this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing (at which time all such obligations shall be discharged), (b) the receipt by the Company of the Parent Termination Fee, (c) the Company, or any Person claiming by, through or for the benefit of the Company, asserting in writing a claim against any Non- Recourse Party (as defined in the Limited Guarantee) under or in connection with the Merger Agreement, the Limited Guarantee or this Agreement or the transactions contemplated hereby or thereby, other than the Company asserting any Retained Claim (as defined in the Limited Guarantee) against certain Non-Recourse Parties against which such Retained Claim may be asserted pursuant to Section 9 of the Limited Guarantee, (d) the occurrence of any event which, by the terms of the Limited Guarantee, is an event that terminates the Investor’s obligations or liabilities under the Limited Guarantee, and (e) the sixtieth day following the valid termination of the Merger Agreement pursuant to its terms, unless the Company shall have commenced an action to enforce its specific performance rights under Section 5 hereof prior to such sixtieth day, in which case, this Agreement shall terminate upon the resolution of such action by settlement or final, non-appealable order and satisfaction by the Investor of any obligations finally determined or agreed to be owed by the Investor with respect to this Agreement. Upon any such termination of this Agreement, Parent and the Company shall each

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have no further rights hereunder and the Investor, Parent, Merger Sub or any of their respective Affiliates shall have no liabilities or obligations hereunder or otherwise in connection with or related to this Agreement and any obligations hereunder will terminate and none of the parties hereto will have any liability whatsoever to any other party (except that the provisions of this Section 10 and Sections 7 and 9 shall survive).

11.    Representations and Warranties. The Investor hereby represents and warrants to Parent that (a) it has all applicable organizational power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it (i) has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it and (ii) no further actions or proceedings on the part of the Investor are necessary for the execution and delivery of this Agreement and the performance by the Investor of any of its obligations hereunder, (c) this Agreement has been duly and validly executed and delivered by the Investor and constitutes a valid and legally binding obligation of the Investor, enforceable against it in accordance with the terms of this Agreement, (d) its portion of the Aggregate Commitment is less than the maximum amount that the Investor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (e) the Investor has as of the date hereof, and at the Closing will have, sufficient uncalled capital commitments in excess of the sum of its portion of the Aggregate Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding, and the Investor shall maintain at least such amount of uncalled capital commitments necessary for the Investor to fulfill its portion of the Aggregate Commitment for so long as this Agreement shall remain in effect, and (f) the execution, delivery and performance by the undersigned of this Agreement does not (i) violate the organizational documents of the Investor, (ii) violate any applicable law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which the Investor is a party.

12.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this letter agreement are agreed to be severable; provided, however, that this Agreement may not be enforced without giving effect to Sections 1, 2, 5 and 10 of this Agreement.

13.    No assignments. Subject to Section 1 hereof, this Agreement and the PSC Commitment evidenced by this Agreement shall not be assignable. Any purported assignment of this Agreement or the PSC Commitment in contravention of this Section 13 shall be null and void.

[Remainder of Page Intentionally Left Blank]

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Sincerely,

PATIENT SQUARE EQUITY PARTNERS, LP
By:	Patient Square Equity Advisors, LP, its
General Partner
By:	Patient Square Capital Holdings, LLC, its
General Partner

By:	/s/ Adam Fliss
Name: Adam Fliss
Title: General Counsel

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

Agreed to, acknowledged and accepted:

GINGER ACQUISITION, INC.
By:	/s/ Adam Dilluvio

Name:	Adam Dilluvio
Title:	Authorized Signatory

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

Agreed to, acknowledged and accepted:

Radius Health, Inc.
By:	/s/ Kelly Martin

Name:	Kelly Martin
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

Schedule A

PSC Commitment

Investor	Commitment
Patient Square Equity Partners, LP	$248,000,000

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]